Exhibit 99.1

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
Lippert/Heilshorn & Associates, Inc.	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies Appoints Paul Arena Chairman of the Board of Directors

NEW YORK — October 5, 2011 — Augme Technologies, Inc. (OTCBB: AUGT), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced that Shelly Meyers has resigned her positions as a director and Chairwoman of the Company’s Board of Directors. The Company has appointed its Chief Executive Officer, Paul Arena, as her successor.

Ms. Meyers also resigned her positions as a member of the Company’s Audit and Compensation Committees.  The Augme Board of Directors is now comprised of CEO Paul Arena, President Ivan Braiker, and four independent directors.

Paul Arena stated, “Shelly Meyers has played an important role in Augme’s growth and development by having the foresight to pursue the acquisition of mobile marketing operations two years ago and by strengthening the Company’s intellectual property position in the marketplace.  We are very appreciative of her contributions as Chairwoman since March 2009.”

“We are excited with Paul’s appointment as Chairman of the Board of Augme Technologies,” stated Ivan Braiker, President and director of Augme Technologies. “Paul is well respected and has demonstrated success on a number of fronts as Chief Executive Officer during the past 16 months.  His abilities to identify strategic opportunities, manage intellectual property assets, and pursue complementary acquisitions are consistent with our strategic corporate objectives, including Augme’s proper positioning within the marketplace.  Paul’s management skills and strategic initiatives were instrumental in generating hundreds of millions of dollars in shareholder value during the majority of his past 17 years of leadership at publicly-traded technology companies.”

“I believe Augme has created an extremely valuable intellectual property portfolio surrounding its mobile marketing technology and has developed an excellent SaaS platform known as AD LIFE™ that provides comprehensive end-to-end solutions and applications to its clients,” commented Mr. Arena.  “Unlike many of its competitors, some of which are just beginning to configure and implement their products and services, Augme has successfully developed and delivered proprietary, superior solutions and applications that address the mobile marketing and advertising needs of clients in many industry verticals.  As Chairman of the Board, I hope to further leverage my contributions to Augme and its shareholders as the Company’s seeks to more effectively penetrate new and existing strategic markets.”

“Having invested extensively in research, development and intellectual property development in the past few years, we believe it is now time for Augme and its management team to focus on the monetization of the Company’s assets as a growth-driven mobile marketing leader.  We believe Augme’s world-class leadership team has the ability to execute against an aggressive business plan designed to accelerate our next stage of growth.”

“It has been my pleasure to chair Augme’s Board of Directors as the Company successfully pursued its initial strategic objectives,” stated Shelly Meyers.  “The current board is well-positioned to realize Augme’s full potential, and I look forward to the Company’s future accomplishments in my role as a consultant to the team as needed during this important transition.”

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB: AUGT - News) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Its platforms, including AD LIFE™, have provided measurable successes across an industry-leading 130,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, KFC, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme owns Hipcricket and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, Chicago, Tucson and London. For more information, visit www.augme.com .

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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